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                                                                    EXHIBIT 99.2


Investor call - Martin E. Kenney's prepared statement


Good afternoon, everyone. To help move this along, I have a few prepared statements that I think will be helpful as we review the financials for the third quarter ended September 30, 2000. Also in attendance are Bob Lynch, WRC's COO, Rick Nota, WRC's CFO and Charles Laurey and Saguna Umerjee of Ripplewood Holdings.

With consolidated sales of $56.4 million in the third quarter, we exceeded last year's results by $122 thousand-- or 0.2%--. Our AGS and World Almanac units led the third quarter. At AGS-- sales of $18.0 million were up significantly over prior year by $2.1 million or 13.4%-- for the quarter due to higher sales of both curriculum products and new and revised testing assessment material. At World Almanac, sales of $11.9 million were up $600 thousand or 4.9% over the prior year as a result of higher catalog and telemarketing sales at World Almanac Education Library Services and higher sales at Gareth Stevens, our Library publisher located in Milwaukee Wisconsin.

At CompassLearning, sales of $12.9 million for the third quarter were down 21.7 % from the prior year -- primarily due to lengthened sales cycles resulting from "buyer confusion" in the marketplace. This confusion results from the ongoing influx of new and startup companies attempting to penetrate this space, who are overpromising and under delivering. Many of these companies have recently fallen by the way side, unable to raise additional financing to fund their operations. The following measures are being taken to deal with the current market conditions:

     - A cost containment plan has been implemented to offset most of the EBITDA shortfall.

     -    To enhance sales force, retention Compass is offering--

               -    A more comprehensive, competitive compensation package

               -    An option plan

               - More product to sell with offerings such as iView and other WRC Media products

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     -    Added management strength--Mark Hubble, most recently President of
          Thomson Financial Media Solution and formerly with Addison Wesley Longman and International Thomson Publishing, who has experience in both education and technology, has been hired as President of Compass


Tech support trailed last year by $1.8 million or 36.1%. Our strategy calls for a transition away from the lower-margin service-related revenue streams supporting older software to accelerated growth in higher margin new software sales. Software sales currently maintain gross margins in excess of 80%, while service gross margins are approximately 40%. Lastly, hardware sales fell short of last year by $300,000. Similar to tech support, it is in our plan to de-emphasize sales of low margin hardware-- with 30% gross margin-- while emphasizing previously mentioned higher margin new software sales.

Looking forward to next year, we are developing a 2-pronged marketing plan, which will focus on both state wide extremely large opportunities, as well as continuing to focus on high dollar, district level opportunities. We have to capitalize on the market place confusion, by offering a solution which fits current market conditions, but which will be scalable, as the market develops, to deliver a suite of internet-deliverable products.

     - With respect to Weekly Reader, sales of $13.6 million for the third quarter exceeded last year by $1.0 million or 8.0 % primarily due to greater Skillsbook revenue and licensing revenue which was partially offset by a shortfall in elementary subscriptions, related to increased competition.

Licensing revenue exceeded last year by $350,000 or 10.4%. The revenue gain was the result of strong licensing sales at our Lifetime Learning division partially offset by softness in Weekly Reader licensing revenue due mostly to the cancellation of Weekly Reader's Scholastic contract that represented approximately $600,000 in revenue in the prior year. We have brought in a new head of licensing with a proven record of performance as well as hired some experienced sales reps from Viacom/Paramount who


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have brought with them new advertisers such as the GAP and Johnson & Johnson. As we go into 2001, we feel we are well positioned to make significant gains in licensing revenues.

Pre-corporate EBITDA for the third quarter was $17.2 million-- exceeding last year by $2.0 million, or 13.1%. The $2.0 million positive variance compared to last year is primarily attributable to:

     - $2.1 million higher sales at AGS that resulted in $800,000 greater pre-corporate EBITDA

     - $600,000 higher sales at World Almanac resulting in $600,000 greater pre-corporate EBITDA

     - $1 million higher sales at Weekly Reader resulting in $300,000 greater pre-corporate EBITDA and

     - $300,000 higher EBITDA at CompassLearning which resulted from our cost containment program

Corporate expenses were $35,000 or 3.4% higher than the prior year primarily related to filling corporate headcount positions.

Overall-- EBITDA, including corporate costs, increased by $2.0 million, or 13.8%, to $16.1 million for the third quarter of 2000 from $14.1 million in the prior year. This increase is primarily attributable to the strong revenue growth in the third quarter at AGS, Weekly Reader and WAEG coupled with flat corporate expenses.

In summary - while we are disappointed we did not meet or exceed all of our current year operating plans, we still soundly topped last year's profitability on an EBITDA basis, in a very challenging marketplace.


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DISCUSSION OF THE NINE MONTH RESULTS

Looking at the full year nine month results:

Net sales for the nine months ended September 30, 2000 increased $3.2 million-- or 2.1%-- to $153.7 million versus $150.5 million last year.

At American Guidance Service-- sales increased $4.1 million-- or 10.4%-- to $43.6 million from $39.5 million in the prior year, due to strong growth of both curriculum products and new and revised testing assessment material.

At World Almanac Education Group, net sales increased by $2.6 million-- or 7.5%-- to $36.8 million versus $34.2 million in the prior year, as a result of increased catalog and telemarketing sales at World Almanac Education Library Services and Gareth Stevens, Inc.

These increases were partially offset by a decrease in sales at CompassLearning of $3.7 million, or 7.5%-- to $45.2 million versus $48.9 million in the prior year-- primarily due to lengthened sales cycle that has evolved this year from increased competition from internet startups - as previously discussed - and an anticipated decrease in service-related revenue supporting older software.

Weekly Reader Corporation sales for the nine months ended September 30, 2000 increased by $150,000-- or 0.6%-- to $28.1 million from $28.0 million in the prior year for the reasons discussed previously- namely, higher Skillsbooks revenue and Lifetime Learning revenue-- partially offset by lower than expected periodical circulation in the 1999-2000 school year, coupled with softness in licensing revenue.

Year-to-date, EBITDA increased by $3.3 million-- or 11.2%--, to $33.6 million for the nine months ended September 30, 2000 from $30.2 million in the prior year. This increase is related to

-    $3.2 million-- or 2.1%-- revenue growth --combined with:--

-    the cost containment plan at CompassLearning


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BALANCE SHEET REVIEW

As of September 30, 2000, WRC Media Inc.'s cash balance was $8.2 million and consolidated debt was $282.4 million. During the nine months ended September 30, 2000, WRC Media Inc. made scheduled principal payments of $1.9 million on its senior credit facilities and borrowed $7.5 million under its revolving credit. Net free cash flow was on plan-- primarily as a result of: --

-    higher EBITDA

- lower capital expenditures, primarily at AGS due to the of timing of such expenditures

-    partially offset by normal changes in working capital

For the nine months ended September 30, 2000 capital expenditures were $5.7 million or $1.9 million lower than budget--again mostly as a result of timing. Most of our capital expenditures are in the form of pre-publication costs incurred at AGS, which were budgeted in the 3rd quarter, but which will now be incurred in the 4th quarter.

Consolidated debt of $282.4 million was $6 million higher than plan --once again the result of timing-- the maturity dates on the loans under the revolving credit facility occurred in October 2000. The company paid down its $7.5 million debt under its revolving credit facility in October 2000. As a result, as of today, the balance outstanding under the Revolver has been fully paid, and the Company has approximately $10.0 million of cash on hand.

OUTLOOK

I'd like to talk for a minute about our future. We are still on track to surpass 1999 revenues and EBITDA even in a year in which confusion in the educational software marketplace slowed or deferred many purchase decisions. We've recently completed a preliminary review of all of our operating units 2001 strategic plans-- which indicates solid growth in both revenues and EBITDA for next year. These 2001 drivers for growth include:


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At Compass--

     - Capitalizing on the changing marketplace and buyer uncertainty by providing a product and service solution, both web and server delivered-- that is scalable to the customer's needs--and able to capture all levels of available funding

     - Developing a comprehensive state wide model proposal--for electronic and print delivery--both to prepare students for "high stakes" tests and insure corrective instruction for all early readers. If successful, this will provide a significant revenue stream, plus an ongoing trail of opportunity within our installed schools base-- and

     - Continue to right size non essential opportunities and leverage operating strengths and other best practices across operating units

The 2001 drivers for growth at Weekly Reader include--

     - Implementing researched based circulation recapture plan to increase market share by 5%

     - Increase circulation and ad revenues of Teen Newsweek by offering trial subscriptions through AGS, Compass and World Almanac

     -    Continue record growth of Lifetime Learning by capitalizing on:

               -    A "Large Account" marketing strategy and

               - Increasing our sales force and enhancing sales force productivity

At AGS, the 2001 drivers for growth include:

     - Capitalizing on brand strength to launch new tests that provide immediate revenue growth as well as long term sales

     - Continue the trend of incremental market gain through sales of off level tests and

     - Fully utilize excess capacity of operating infrastructure to achieve expense offsets and operating efficiencies for other WRC operating units

And-- at World Almanac, our 2001 drivers for growth include:

     -    Grow Direct sales channels

               -    Increase product selection in Catalog

               -    Expand staffing in telemarketing and inside sales operations


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               -    Build web-sites as selling / customer service tools

     -    Expand web reference offering

               -    Digitize / load Facts On File News Archives (1940 - 1979)

     -    Launch New Product Initiatives

               -    World Almanac Library Imprint

               -    Third Party Telemarketing Distribution - "Library One"

     -    Leverage Opportunities across WRC Media Companies

               - Distribution of Reference Content through CompassLearning - iView

               -    Use of Group Print Products as Premiums

     -    Seek School / Library Acquisition candidates

As you may know, an integral part of our strategy is to integrate our four operating units under the WRC Media, Inc. umbrella. This will allow us to capitalize on the collective strength of our organization, by enhancing cross selling opportunities and product development, improve our operating efficiencies, and build and capitalize on a strong brand-- with a broad array of superior products.

So-- as stated at the outset-- there are some areas undergoing corrective action and there are some areas where we have performed very well in difficult market conditions. We remain committed to meeting our profitability expectations for the full year. The results for the nine months, combined with our organizational enhancements, suggest that we are on track to accomplish this objective.

This concludes our prepared remarks.

We'll now open this up for questions, and provide any additional information you may need.


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